Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

SUNRUN INC.

APPROVED BY THE BOARD OF DIRECTORS: JULY 6, 2020

The Amended and Restated Bylaws, as may be amended and/or restated from time to time (the “Bylaws”), of Sunrun Inc., a Delaware corporation (the “Company”), are hereby amended as follows:

1.	Article VIII of the Bylaws is hereby amended in its entirety to read as follows:

ARTICLE VIII – FORUM FOR CERTAIN ACTIONS

8.1 DELAWARE FORUM SELECTION CLAUSE

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall in each case be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

8.2 FEDERAL FORUM SELECTION CLAUSE

Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this section 8.2. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

2.	Except as set forth in this amendment, the Bylaws shall be unaffected hereby and shall remain in full force and effect.

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The undersigned certifies:

That the undersigned is the duly elected and acting Secretary of the Company; and

That the foregoing Amendment to the Bylaws, as duly adopted by the Board of Directors of the Company, together with the Bylaws of the Company presently in effect, constitute the Bylaws of the Company.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the date first written above.

/s/ Jeanna Steele
Jeanna Steele
Secretary